Exhibit 99(j)
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Shareholder Reports” and “Financial Highlights” in each Prospectus and “Custodian and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated August 23, 2010 in the Registration Statement (Form N-1A) of the First American Investment Funds, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 104 under the Securities Act of 1933 (Registration No. 033-16905).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 28, 2010